Exhibit 10.1

February 27, 2025
Cathy Smith
Seattle, WA

Dear Cathy,

Congratulations! It is with great pleasure that I confirm your offer of employment for the position of evp, Chief Financial Officer at Starbucks Corporation reporting directly to me. I look forward to your first day on a mutually agreeable start date.

As a new partner, you will soon be participating in various immersion activities that will provide you information about Starbucks history and culture.

Please note this offer is contingent upon meeting all pre-employment requirements listed on the last page of the offer.

Here Are The Specifics Of Your Offer:

Base Salary
You will be paid at a base salary that annualizes to $925,000.

Sign-On Bonus
You will receive a one-time sign-on bonus of $5,000,000, less payroll taxes, payable in two installments in consideration for cash incentive opportunities that you are forfeiting by leaving your current employer, as well as your equity that would have vested within approximately the next twelve months. The first installment of $2,500,000 will be paid within your regularly scheduled pay period after 30 days of the start of employment with the company. The second installment of $2,500,000 will be paid within your next regularly scheduled pay period after twelve months of employment. In the event of separation due to death or disability, any unpaid portion of the sign-on bonus will be paid within your next regularly scheduled pay period after separation.

Please note, should you voluntarily leave Starbucks during your first year of employment, you will be responsible for reimbursing Starbucks for a prorated portion of the first installment of the sign-on bonus, and will not be entitled to the second installment if you voluntarily leave within the first twelve months, such reimbursement to be calculated as follows:

((365- # days employed)/365) x $2,500,000

Should you voluntarily leave Starbucks during your second year of employment, you will be responsible for reimbursing Starbucks for a prorated portion of the second installment, such reimbursement to be calculated as follows

((730- # days employed)/365) x $2,500,000

Your sign-on bonus is not eligible pay for purposes of making contributions into Starbucks savings plans. By accepting this position, you agree that in the event you are responsible for reimbursing a prorated gross portion of the sign-on bonus, the amount may be deducted from your final pay, to the extent allowed by law. If the amount due exceeds that collected from the final pay, then you agree to pay the balance within 30 days after the effective termination date of employment with Starbucks.

Voluntarily leaving Starbucks is your separation from Starbucks for any reason that is not due to death or disability or a termination without Cause (as defined in the enclosed Executive Severance and Change In Control Plan). Please see the section titled “Effect of Termination on New Hire Awards” for information regarding how your sign-on bonus will be treated in the event of a termination without Cause.

Replacement Grant
You will receive a grant of equity under the Starbucks Corporation 2005 Long-Term Equity Incentive Plan with a target value of $6,400,000 (the “Replacement Grant”) in consideration of equity that you are forfeiting by leaving your current employer.

The Replacement Grant will be delivered with a target value of $2,560,000 in time-based RSUs (“RSUs”) and $3,840,000 in performance-based RSUs (“PRSUs”), pursuant to the terms of the applicable award agreements. In order to provide alignment with the other members of the Company’s Leadership Team, the PRSUs will provide for participation in the FY 2025-2027 PRSU cycle. These PRSUs will be eligible to be earned upon completion of FY2027 based on the metrics previously approved under the long-term incentive plan (“LTIP”) for the 2025-2027 cycle, provided that you remain employed by the Company and have not given or received notice of termination as of the date that PRSUs are eligible to vest in accordance with the LTIP and applicable award agreement, except as set forth below in the section titled “Effect of Termination on New Hire Awards”. The RSUs will vest ratably over three years, with one-third of the award vesting on each of the first, second and third anniversaries of the Grant Date, as defined below, provided that you remain employed with the Company through the applicable vesting dates and have not given or received notice of termination as of such dates, except as set forth below in the section titled “Effect of Termination on New Hire Awards”.

The grant date for your equity awards will be the first day that you commence your new position (the “Grant Date”). The actual number of PRSUs and RSUs granted shall be determined using the closing price of the Company’s common stock on the Grant Date (or next trading day if the Grant Date does not fall on a NASDAQ trading day) pursuant to typical Company grant practices.

Fiscal 2025 Equity Award
You will receive an equity award with a target value of $4,500,000 (the “Grant”) under the Starbucks Corporation 2005 Long-Term Equity Incentive Plan in consideration of the annual LTI award you will not receive for the fiscal 2025 year by leaving your current employer.

The Grant will be delivered with a target value of $1,800,000 in time-based RSUs (“RSUs”) and $2,700,000 in performance-based RSUs (“PRSUs”), pursuant to the terms of the applicable award agreements. In order to provide alignment with the other members of the Company’s Leadership Team, the PRSUs will provide for participation in the FY 2025-2027 PRSU cycle. These PRSUs will be eligible to be earned upon completion of FY2027 based on the metrics previously approved under the long-term incentive plan (“LTIP”) for the 2025-2027 cycle, provided that you remain employed by the Company and have not given or received notice of termination as of the date that PRSUs are eligible to vest in accordance with the LTIP and applicable award agreement, except as set forth below in the section titled “Effect of Termination on New Hire Awards”. The RSUs will vest ratably over four years, with one-fourth of the award vesting on each of the first, second, third and fourth anniversaries of November 19, 2024, provided that you remain employed with the Company through the applicable vesting dates and have not given or received notice of termination as of such dates, except as set forth below in the section titled “Effect of Termination on New Hire Awards”.

The grant date for your equity awards will be the Grant Date as defined above. The actual number of PRSUs and RSUs granted shall be determined using the closing price of the Company’s common stock on the Grant Date (or next trading day if the grant date does not fall on a NASDAQ trading day) pursuant to typical Company grant practices.

Effect of Termination on New Hire Awards
If your employment with the Company is terminated by the Company without Cause (as defined in the enclosed Executive Severance and Change In Control Plan), at any time:
•100% of the Replacement Grant and Fiscal 2025 Equity Award RSUs will continue to vest in accordance with the original vesting schedule, but without the requirement of continued employment; and
•100% of the Replacement Grant and Fiscal 2025 Equity Award PRSUs will be eligible to vest in full in accordance with the original performance multipliers, such that you may vest in up to 200% of the target number of Replacement Grant and Fiscal 2025 Equity Award PRSUs, with the number of earned Replacement Grant and Fiscal 2025 Equity Award PRSUs that vests determined based on actual performance following the end of the performance period, and without the requirement of continued employment; and
•Any amount of the Sign-On Bonus that has not yet been paid will be paid within 30 days of termination and any reimbursement of previously paid installments will not be collected.

Executive Management Bonus Plan
You will be eligible to participate in the Executive Management Bonus Plan (EMBP) starting in fiscal 2025.  Your incentive target will be 125% of your eligible base salary, prorated from your eligibility date through the end of the fiscal year.  For more information about the EMBP please talk with your Partner Resources contact. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.

Long-Term Incentives
Starbucks Total Reward Philosophy includes long-term incentives. Each year, as determined by the Compensation and Management Development Committee, you may be eligible to receive an equity award under the Leadership Stock Plan with 60% of the target value in the form of Performance Restricted Stock Units and 40% of the target value in the form of time-based Restricted Stock Units.  Annual awards are typically granted in November and are contingent upon Compensation and Management Development Committee approval after considering a number of factors, such as company performance, share dilution and competitive market data. Starbucks reserves the right to review, change, amend, or cancel long-term incentive plans at any time. Your initial long-term incentive annual target value will be $4,500,000 (USD), provided that the Compensation and Management Development Committee will have the authority to increase or reduce your long-term incentive annual target value each year. There is no guarantee that you will be granted an annual award each year.

Stock Ownership
As a senior executive, the Starbucks Corporation executive stock ownership guidelines will apply to you.  The guidelines require covered executives to achieve a minimum investment in Starbucks stock within five (5) years.  Your minimum investment as evp, Chief Financial Officer is three (3) times your annual base salary.  A copy of the guidelines will be provided to you.

Relocation Benefits
You will be eligible for relocation benefits if you accept our offer of employment.  Starbucks wants your move to the Seattle area to be a positive one.  Our relocation provider will support your relocation.

Your relocation benefits will be determined after you complete an assessment call with a consultant from our relocation provider.  After the completion of the assessment, you will be provided with an outline of the relocation benefits that will be offered to you.  Relocation benefits will not be authorized until you accept our offer of employment.  Once accepted, a relocation consultant will then contact you to begin the process.  You will be required to sign the Partner Relocation Repayment Agreement and return it to your relocation consultant before relocation benefits will be administered.  If you have any questions in the interim, please consult your Starbucks Partner Resources contact.

Management Deferred Compensation Plan
Eligibility for the Management Deferred Compensation Plan (MDCP) is limited to certain partners on Starbucks’ (or a participating affiliate’s) U.S. payroll who are in the position of director level or above. The MDCP is a non-qualified deferred compensation plan that provides eligible partners with the opportunity to save a portion of their eligible pay on a pre-tax basis. If you are eligible, you will receive enrollment information at your home address as soon as administratively possible after your start date. These materials will outline the limited window in which you will have an opportunity to enroll. If you have questions about the MDCP, please contact the Starbucks Savings Team at savings@starbucks.com. Once eligible, you may also obtain more information about the MDCP online at Fidelity NetBenefits.

Benefits
An overview of Starbucks benefits, savings and stock programs can be found at https://www.starbucksbenefits.com/en-us/home/. If you have questions regarding these programs or eligibility, please call the Starbucks Benefits Center at (877) SBUXBEN.  Please note that although it is Starbucks intent to continue these plans, they may be amended or terminated at any time without notice.

401(k)
The Future Roast 401(k) Savings Plan provides eligible partners with the opportunity to save on a 401(k) pre-tax as well as a Roth after-tax basis, and to receive employer match on their eligible contributions. Partners will be able to enroll online at netbenefits.fidelity.com or by phone by calling Fidelity at (866) 697-1048 starting approximately 75 days prior to attainment of Plan eligibility (90 days of employment, age 18 and on the Starbucks or a participating affiliate’s U.S. payroll). Payroll contributions will start within one to two pay periods after you enroll or the date you meet the Plan's eligibility requirements. Fidelity will mail a welcome letter containing enrollment instructions and information to your home shortly before you are expected to meet the eligibility requirements if you have not yet enrolled. These materials will outline the specific Plan provisions including eligibility for and crediting of the employer matching contributions. If after meeting the eligibility requirements, you do not receive the welcome letter, or if you have any questions about the Future Roast 401(k) Savings Plan, please contact the Starbucks Savings team via email at savings@starbucks.com. Once you are eligible to enroll, you may obtain more information about the Plan online at Fidelity NetBenefits

COBRA
Should you elect COBRA (continuation of health coverage) from your previous employer, Starbucks will reimburse you for your COBRA premiums less applicable taxes until you become eligible for Starbucks benefits after the mandatory waiting period.  Once you have signed up for

COBRA coverage (within the 60-day election period), submit proof of payment(s) to your Partner Resources contact for processing.  The proof of payment must be submitted for reimbursement within 60 days of your Starbucks benefit eligibility date. The reimbursement is classified as income by the federal government and is subject to all applicable payroll taxes and deductions.

Executive Severance and Change in Control Plan
You will be eligible to participate in the Executive Severance and Change in Control Plan following designation as a Participant by the Board of Directors’ Compensation and Management Development Committee and your execution of the related Participation Agreement. You will not be eligible to participate in any other severance or separation pay plan. You can review the full summary and plan description here: https://www.sec.gov/Archives/edgar/data/829224/000082922423000025/a20220830-starbucksseveran.htm

Executive Life Insurance
As an executive, you and your family have a greater exposure to financial loss resulting from your death. Starbucks recognizes this exposure and has provided for coverage. You will receive partner life coverage equal to three (3) times your annualized base pay, paid for by Starbucks. You may purchase up to an additional two (2) times your annualized base pay (for a total of five (5) times pay) to a maximum life insurance benefit of $2,000,000.

Executive Physical Exam
You are eligible to participate in Starbucks executive physical program. Information about the program and our program provider will be emailed to you (new participants are notified at the beginning of each calendar quarter). The program provider will contact you shortly thereafter to establish an appointment. If you have questions about this physical, please consult your Partner Resources contact.

Insider Trading
You will be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with Starbucks Insider Trading Policy and Blackout Procedures. A copy of the policy will be provided to you on your first day and you will be required to sign a certificate indicating that you have read and understood the policy.

Recovery of Incentive Compensation Policy
You will be subject to any clawback or recoupment provisions as may be required pursuant to any applicable laws, government regulations, stock exchange listing requirements or Company policies in effect from time to time, including the Company’s Amended and Restated Recovery of Incentive Compensation Policy.

Coffee Hedging Policy
As an officer of Starbucks, you are prohibited from trading in coffee commodity futures from your own account. If you have further questions, please consult your Partner Resources contact.

Global Communications Policies
As an ambassador for Starbucks, you are responsible for adhering to our communications policies, standards, procedures, and guidelines. Please familiarize yourself with our Communications Policy Global, Media Relations Procedure US and Canada, Global Social Media Standard, and Public Speaking Engagement Procedure prior to your first day.  If you have further questions, please consult your Partner Resources contact.
This offer it is contingent on successful completion of a background check.

Upon hire, you will also be required to establish employment eligibility, as well as acknowledge receipt of the Confidentiality, Non-Solicitation, Non-Compete and Inventions Agreement

Your employment with Starbucks Corporation will be “at will,” meaning that either you or the Starbucks will be entitled to terminate your employment at any time and for any reason, not prohibited by law.

On behalf of the entire team, I am excited to welcome you to Starbucks and look forward to working with you.
Warm regards,

/s/ Brian Niccol
Brian Niccol
Chairman and CEO
Starbucks Coffee Company

Enc.    Confidentiality, Non-Solicitation, Non-Compete and Inventions Agreement
Starbucks Corporation Executive Severance and Change in Control Plan
Non-Disclosure Agreement
Stock Ownership Guidelines
Insider Trading Policy
Coffee Hedging Policy
Communications Policy Global
Media Relations Procedure US and Canada
Global Social Media Standard
Public Speaking Engagement Procedure
MDCP Summary and Enrollment Guide

I accept employment with Starbucks Corporation, or its wholly owned subsidiaries, according to the terms set forth above.

/s/ Cathy Smith                        2/27/2025
_____________________________________        _______________________
Cathy Smith                     Date of Acceptance